SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

February 10, 2015

Date of Report (Date of Earliest Event Reported)

FONU2 INC.

 (Exact name of registrant as specified in its charter)

Nevada	000-49652	65-0773383
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

331 East Commercial Blvd. Ft. Lauderdale, Florida	33334
(Address of principal executive offices)	(Zip Code)

(954) 938-4133

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On February 10, 2015, the Company entered into a lease purchase and assignment agreement with Medient Studios, Inc. a/k/a Moon River Studios, Inc.  Under this agreement, the Company purchased the lease agreement of approximately 1560 acres of land located predominately in Effingham County, GA and all assets, rights and liabilities associated with the lease.

The assets purchased include all intellectual property, designs, permits, and drawings associated with the lease, all rights, trademarks, and logos associated with the name Medient or Moon River Studios as they relate to the lease or the property, all tangible property owned and used by Medient in connection with the lease or the property, all rights of Medient under non-disclosure or confidentiality agreements, all of Medient’s goodwill and other intangible assets, and all goodwill and other intangible assets associated with the lease.  The agreement excluded the intellectual property to the fim “Yellow.”

As consideration for the assets, the Company issued Medient 10,000,000 common shares and assumed a $10,000,000 promissory note to the Effingham County Industrial Authority.

Item 3.02 – Unregistered Sales of Equity Securities

On February 10, 2015, the Company issued 10,000,000 common shares to Medient Studios, Inc. as consideration for the lease purchase and assignment agreement as described above.  These shares are exempt under Section 4(a)(2) of the Securities Act.  Medient is a sophisticated investor, has access to the type of information normally provided in a prospectus for a registered securities offering.  The Company will be filing a registration statement for these shares, and upon approval by the Securities & Exchange Commission, will be distributed to Medient shareholders as of the record date of February 10, 2015.

Item 9.01 – Financial Statements and Exhibits

Exhibit 10.1 – Lease purchase and assignment agreement between FONU2, Inc. and Medient Studios, Inc. a/k/a Moon River Studios, Inc., signed February 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FONU2 Inc.

By:      /s/ Roger Miguel

Roger Miguel

Chief Executive Officer

Dated:  February 12, 2015

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